November 12, 2010

Dear Stockholder:

As we enter the final months of 2010, we are encouraged that the broader economy continues, in our opinion, to show signs of gradual improvement.  We believe that economic stabilization should translate to overall improvement of commercial real estate and capital markets.  Across Inland American’s portfolio, we are seeing evidence of strengthening operating fundamentals, particularly within our multi-family and hotel assets.  Some of these positive trends are illustrated below:

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Within our multi-family portfolio, we are seeing increased occupancy, which allows us to reduce tenant marketing offers such as free rent and waived fees.  We believe this gradual improvement is consistent with the apartment industry as a whole.  Overall occupancy in our multi-family portfolio, which contains over 10,000 units, has increased every month in 2010.

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Strengthening hotel fundamentals are producing strong investor demand, allowing us to strategically manage our hotel assets through selective dispositions and acquisitions.  We recently sold our only asset in New York City – the Hilton Garden Inn Chelsea – for $68.4 million, a gain of $14 million after a hold period of three years.  A portion of the sale proceeds was then redeployed into the acquisition of the Dallas Marriott City Centre on September 30, 2010 for $50 million.  The hotel contains 407 guestrooms, including 25 suites, and a total of 25,000 square feet of meeting space and an 8,600-square-foot ballroom.  Given its strong location in Dallas’ downtown financial and arts districts, and the affiliation with Marriott’s flagship brand, we believe it is well-positioned for strong future revenue growth.

Distribution Reinvestment Plan

As discussed last month, our board of directors amended the Distribution Reinvestment Plan (“DRP”), solely to modify the purchase price. Under the DRP, a stockholder may acquire, from time to time, additional shares of our stock by reinvesting cash distributions payable by us to such stockholder, without incurring any brokerage commission, fees or service charges. Additional shares of Inland American stock purchased under the DRP after September 21, 2010, will be purchased at $8.03 per share, which yields an annualized return of 6.2%.

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Cash Distribution

We have enclosed your cash distribution for the month of October, paid at an annualized rate equal to $0.50 per share, which was determined by our board of directors in consultation with our business manager.   This equates to a 5% annualized yield on a share purchase price of $10.00 and a 6.2% annualized yield on a share purchase price of $8.03.   If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Third Quarter Update Webcast

The Inland American management team will be hosting the 2010 Third Quarter Update Webcast on Monday, December 6, 2010 at 2:00 PM CT.  You may register at www.inlandamerican.com. We hope you will join us.

We appreciate your investment in Inland American Real Estate Trust, Inc.   If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.